Exhibit 10.2
January 19, 2026

David Hession
146 River Green Place
Daniel Island, SC 29492

Dear David,
In light of your decision to voluntarily retire from your position as Senior Vice President, Chief Financial Officer and Treasurer of Dorman Products, Inc. (“Dorman”), we have outlined in this letter agreement the terms and conditions relating to your retirement.
Transition
Beginning the date on which Dorman hires a Senior Vice President, Chief Financial Officer Designate and Treasurer (“CFO Designate”), you will provide support and assistance in the onboarding of the CFO Designate and transitioning of your responsibilities to the CFO Designate, but you shall remain Dorman’s “Principal Financial Officer” for purposes of reporting under the U.S. Securities and Exchange Commission’s rules and regulations.
Effective as of the first business day following the date on which Dorman files its Form 10-K for the fiscal year ended December 31, 2025 (the “Transition Date”), you will transition to a new position as Advisor to the President & Chief Executive Officer of Dorman (the “Advisor Role”), and you will cease serving as Dorman’s “Principal Financial Officer.”
Annual Base Salary
Effective as of the Transition Date, your annualized base salary will be adjusted for the Advisor Role to $50,000.00 per year, subject to all withholdings and deductions as required by law. You would not be eligible for a merit increase in your Advisor Role. The parties expect that you would continue in the Advisor Role through March 5, 2027 and, shortly thereafter, you would retire and voluntarily terminate your employment with Dorman. Your annualized base salary from January 1, 2026, until the Transition Date will remain the same as your annualized base salary for 2025.
Annual Cash Bonus Program
Effective as of the Transition Date, you will no longer be eligible to participate in Dorman’s annual cash bonus program in your Advisor Role; provided, however, that (i) you shall remain eligible for an award under Dorman’s Amended and Restated Cash Bonus Plan (the “Cash Plan”) for the 2025 fiscal year; and (ii) for 2026, you shall remain eligible for an award under the Cash Plan, but your award eligibility would be prorated through the Transition Date based on your target award (adjusted based on actual financial results for the fiscal year) and the number of days worked in your current (i.e., non-advisor) role. The amount of your target bonus award for 2026 will be the same as the amount of your target bonus award for 2025.
Benefits
Dorman Products – Confidential

Effective as of the Transition Date, you will remain eligible for health and welfare benefits under Dorman’s plans and will be eligible to participate in Dorman’s 401(k) Plan and ESPP, consistent with the terms and conditions of those plans.
Equity
Effective January 1, 2026, you will no longer be eligible to receive awards under Dorman’s equity incentive plans. However, for so long as you are employed by or providing services to Dorman in your Advisor Role, your existing equity awards will continue to vest in accordance with the terms of Dorman’s equity incentive plan and your award agreements.

Executive Severance Plan
Because you are voluntarily retiring from Dorman, you waive all rights to receive amounts under Dorman’s Executive Severance Plan to the extent they arise as a result of Dorman’s hiring a new Senior Vice President, Chief Financial Officer and Treasurer, any changes to your role or responsibilities (including changes to your direct and indirect reports) prior to the Transition Date, and your acceptance of your Advisor Role; provided, however, that, through and including the Transition Date, you will remain a participant in that plan and eligible for the benefits thereunder (and subject to the terms thereof) for all other purposes.
Employment Relationship; Modification of Terms of Employment
Please be advised that, notwithstanding anything in this letter to the contrary, neither this letter nor any statement made by Dorman is intended to be a contract of employment for a definite period of time. That means that you remain employed “at will” and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice. Further, the Company may from time to time, and in its sole discretion, change the terms and conditions of your employment, compensation and benefits. You acknowledge that all payments to you are subject to applicable taxes and other deductions required or permitted by law.
Conclusion
On behalf of Dorman, thank you for all that you have done for the Company, and we look forward to your continued contributions and a smooth transition. If you are aligned with the above, please sign below and return this letter to me. If you have any questions about the above details, please contact me at your earliest convenience.

Sincerely,

/s/ Scott Leff ____________
Scott Leff
Senior Vice President & CHRO

Please sign below to signify your agreement to these terms:

/s/ David Hession__________
Name:    David Hession
Date:    January 19, 2026
Dorman Products – Confidential
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